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EXHIBIT 99.1
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FRIDAY DECEMBER 21, 11:14 AM EASTERN TIME
Press Release
SOURCE: INVERNESS MEDICAL INNOVATIONS, INC.
INVERNESS MEDICAL INNOVATIONS, INC. AGREES TO ACQUIRE IVC INDUSTRIES, INC.

Move Will Solidify US Manufacturing and Distribution Capability and Expand Presence in Nutritional Products Market

WALTHAM, Mass., Dec. 21 /PRNewswire/ -- Inverness Medical Innovations, Inc. (Amex: IMA - news), a leading provider of women's health and nutritional products and developer of advanced medical device technologies, and IVC Industries, Inc. (OTC Bulletin Board: IVCO.OB - news), jointly announced today that they have signed a definitive merger agreement. Under the agreement Inverness will acquire all of the outstanding stock of IVC, a New Jersey-based manufacturer and distributor of vitamins and nutritional supplements, with a significant presence in private label manufacturing for large retail chains. The acquisition will give Inverness a solid manufacturing and warehousing/distribution capability in the United States. The IVC private label presence in nutritionals is also complementary to Inverness' own line of products sold through such major retailers as Wal-Mart, Walgreens, CVS, Eckerd, Kmart and others.

As contemplated by the merger agreement, each stockholder of IVC would receive from Inverness $2.50 in cash for each share of IVC common stock held by such stockholder, except that certain of IVC's principal stockholders will receive shares of Inverness common stock, valued at $2.50, for each share of IVC common stock held by such stockholders. The shares will not be registered under the federal securities laws. The aggregate value of the acquisition excluding assumed debt would be approximately $5.6 million, based on IVC's
2.25 million shares outstanding. IVC's outstanding indebtedness as of October 31, 2001 was approximately $18.6 million.

The transaction is subject to approval of IVC's shareholders, modification of loan agreements with IVC's principal lender, approval of Inverness' principal lender and other and customary conditions, and is expected to close in the first quarter of 2002. Inverness has also entered into voting agreements in support of the merger with three family groups that control approximately 53% of the voting equity of IVC.

Ron Zwanziger, CEO of Inverness Medical Innovations, stated "We see a great deal of opportunity in adding the IVC operation to Inverness. While we are very enthusiastic about the manufacturing and distribution benefits we will derive, we also believe that our financial strength and stability, and our track record, will allow us to uncover, pursue and service business opportunities in the nutritional sector that will further enhance positive cash flows."

The Chairman and CEO of IVC Industries, Joseph Edell said, "We are very pleased to have reached this agreement with Inverness and believe that the transaction will deliver value to IVC shareholders and stakeholders alike."


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Inverness was advised in the current transaction by Covington Associates of
Boston, Massachusetts. IVC was advised by RBC Capital Markets.

For more information about Inverness Medical Innovations, please visit our website at www.invernessmedical.com.

The Company will host a conference call beginning at 11:30 am. (Eastern Time) today, Friday December 21st, to discuss this transaction and other corporate developments.

The conference call can be accessed by dialing 973-633-1010 (domestic and international - an access code is not required), or via a link on the Inverness website at www.invernessmedical.com and www.calleci.com. A replay of the call will be available by dialing 973-341-3080 (domestic and international) with an access code of 3031204. The replay will be available until 12:00 midnight Eastern Time on December 23, 2001. An on demand webcast of the call will be available at the Inverness website two hours after the end of the call and will be accessible for 30 days through 5:00 pm Eastern Time on January 20, 2002.

Inverness Medical Innovations manufactures and sells products for the women's health market, and is engaged in the business of developing, acquiring, manufacturing, and marketing advanced medical device technologies. The Company is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of consumer oriented applications including immuno-diagnostics with a focus on women's health and cardiology. The Company's women's health and nutritional products are distributed to consumers through established retail distribution networks such as Wal-Mart, Walgreens and CVS. Inverness is led by the team that took the former Inverness Medical Technology, recently acquired by Johnson & Johnson, to a leadership position in the field of blood glucose monitoring and diabetes self-management, and is headquartered in Waltham, Massachusetts.

IVC Industries manufactures and sells a full line of vitamin and nutritional supplement products both as branded product and under private label and contract manufacturing agreements. The company has manufacturing and warehousing distribution facilities at its headquarters location in Freehold, NJ as well as a manufacturing facility in Irvington, NJ.

This press release contains forward-looking statements, including statements about the consummation and anticipated timing of the integration of the acquisition, potential product development and market opportunities, the anticipated impact on Inverness Medical Innovation's future growth and the expected benefits of the transaction. Actual results may differ materially due to numerous factors, including without limitation demand for Inverness' and IVC's products, conditions in the financial markets, the operational integration associated with the transaction and any past or future acquisition transactions and other risks generally associated with such transactions, the potential market acceptance of IVC's and Inverness' current or future products, the intensely competitive environment in Inverness' and IVC's markets which could reduce the company's market share or limit its ability to increase market share, the efficacy and safety of products, the content and timing of submissions to and decisions by regulatory authorities both in the United States and abroad, the ability to manufacture sufficient quantities of product for the United States and abroad, the ability to manufacture sufficient quantities of product for development and commercialization activities, the ability of Inverness Medical Innovations to


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successfully develop and commercialize products, and the risks and uncertainties described in Inverness Medical Innovation's registration statement and periodic reports filed with the Securities and Exchange Commission under the federal securities laws. Inverness undertakes no obligation to update any forward-looking statements.

Contact: Doug Guarino, Director of Corporate Relations, 781-647-3900
SOURCE: INVERNESS MEDICAL INNOVATIONS, INC.